UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Zynga Inc.

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The following information supplements and amends the proxy statement (the “2018 Proxy Statement”) of Zynga Inc. (“Zynga,” “we,” “us” or “our”) furnished to stockholders of Zynga in connection with the solicitation of proxies by the Board of Directors of Zynga (the “Board”) for the 2018 Annual Meeting of Stockholders and for any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting is scheduled to be held on Thursday, April 26, 2018, at 3:45 p.m. Pacific Time, at our corporate offices located at 699 8th Street, San Francisco, CA 94103. This supplement to the 2018 Proxy Statement (this “Supplement”) is being filed with the Securities and Exchange Commission (the “SEC”) on April 10, 2018. Capitalized terms used in this Supplement and not otherwise defined have the meaning given to such terms in the 2018 Proxy Statement.

THE 2018 PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE 2018 PROXY STATEMENT.

Only stockholders of record on the close of business on March 7, 2018 are entitled to receive notice of and to vote at the Annual Meeting.

2018 Executive Compensation Decisions

As discussed in our 2018 Proxy Statement, we have designed our executive compensation program to attract, motivate, and retain our highly-qualified executive team.

We have sought to compensate our executive officers in a way that motivates them to achieve our financial goals and create long-term stockholder value. In particular, the majority of our executive officers’ compensation arrangements is provided as equity compensation, primarily as stock options and Zynga restricted stock unit awards (ZSUs). Our equity incentive awards serve to align each executive’s compensation opportunity with increased stockholder value and provide retention as we continue to execute on our longer-term strategy. We adopted our stock ownership guidelines to encourage our executives to retain shares received from their equity incentive awards in order to accumulate their required ownership positions.

Over the last two years our executive team has worked to lay the foundation for Zynga’s future growth by streamlining our operations, improving financial performance and developing our longer-term strategy. 2017 was a significant year in our turnaround, and one in which we believe these initiatives contributed to substantially increased stockholder value. During the year we improved the fundamentals of our business and strengthened our position as a leading mobile game publisher, both growing our mobile audience and delivering a profitable year for the first time since 2010. During the past 12 to18 months, we have also seen continued intensity in the competition for highly-qualified executives in the San Francisco Bay Area, marked by significant upward pressure on compensation for such executives in an effort to attract or retain them. We believe that we have assembled a world-class leadership team with particular expertise in mobile gaming and entertainment, and that it is in the best interests of our stockholders to retain and motivate our team.  Accordingly, after careful consideration, we have decided to adjust our executive compensation program.

Last month, we disclosed in the 2018 Proxy Statement that the Compensation Committee was engaged in an ongoing evaluation of our executive compensation program, and that we were considering the introduction of an annual equity grant program in 2018 for our named executive officers. In early 2016, beginning with the compensation hire package for our Chief Executive Officer, the Compensation Committee and Board of Directors had, at that time, anticipated that new-hire equity awards provided to our named executive officers would be the only grants made to the executive team for a multi-year period.  However, given the imperative for leadership team retention in order to maintain performance momentum and continue execution of our longer-term strategy in an increasingly competitive compensation environment, one in which other companies make annual grants to management, the Compensation Committee reconsidered the prior position.  During the fourth quarter of 2017 through the first quarter of 2018, the Compensation Committee held five formal meetings to discuss our executive compensation program and how to best position Zynga for continued growth and long-term success. In addition, our Compensation Committee members met among themselves, with their independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), with our Chief People Officer, other members of our management team and legal counsel, as well as engaging with our full Board.  In particular, when assessing the performance of our management team other than that of our Chief Executive Officer, the Compensation Committee consulted with our Chief Executive Officer, and when assessing the performance of our Chief Executive Officer, the full Board was engaged in the process and approved the changes to the Chief Executive Officer’s compensation package.

At this time, we believe that it is necessary to our continued operational performance that we begin an annual compensation review cycle designed to enable us to preserve the momentum achieved by the members of our executive team since they were hired.  An annual compensation process will also allow us to adapt to a competitive landscape for executive talent and to provide appropriate incentives designed to motivate and retain our management team, both in the coming years and over the long-term.

As discussed in the 2018 Proxy Statement, our executive officer compensation program generally consists of three primary components:  (i) base salary, (ii) performance based annual cash incentives, and (iii) long-term equity incentive awards.

Changes to 2018 Compensation Peer Group

As part of our Compensation Committee’s periodic review of our compensation peer group, in December 2017, our Compensation Committee, with assistance from FW Cook, approved an updated 2018 compensation peer group as follows:

2018 Compensation Peer Group
Box, Inc.	GrubHub Inc.	Shutterfly, Inc.	Twilio Inc.
Fitbit, Inc.	LogMeIn, Inc.	Shutterstock, Inc.	Yelp Inc.
Glu Mobile Inc.	Match Group, Inc.	Splunk Inc.	Zendesk, Inc.
GoPro, Inc.	Pandora Media, Inc.	Take-Two Interactive Software Inc.	Zillow Group, Inc.
Groupon, Inc.	Roku, Inc.	TiVo Inc.

We use our compensation peer group to assess the competitiveness of our executive compensation program, and monitor evolving trends and practices in executive compensation programs. The Compensation Committee and FW Cook also reviewed Zynga’s overall compensation strategy compared to peers and within the increasingly competitive geography and industry within which we operate.  A key finding of this review was that the majority of our peer group companies provide equity awards on an annual basis, which helped inform the Compensation Committee’s decision to modify our executive compensation program.

Changes to Base Salary

As part of our annual evaluation of our executive compensation program in the first quarter of 2018, our Compensation Committee, with assistance from FW Cook, assessed the level of base salary paid to each of our named executive officers. In applying our philosophy of delivering the majority of overall compensation opportunity through long-term equity compensation, our Compensation Committee determined not to make any adjustment to the base salary paid to Mr. Gibeau, Mr. Griffin, Mr. Bromberg and Mr. Kim. In evaluating the compensation package for Ms. Phillips, including her performance during her first six months as Chief Legal Officer and the competitiveness of her overall compensation arrangement relative to our compensation peer group, the Compensation Committee increased Ms. Phillips’ annual base salary from $350,000 to $400,000.

Changes to Performance-Based Annual Cash Incentive

Our performance-based annual cash bonus program is the primary component of our executive compensation program designed to motivate our executive officers to achieve our short-term business and strategic goals. The funding of our executive cash bonus program is linked to the achievement of strategic company objectives determined by our Board in connection with approving an annual operating plan, and the funding targets set by our Board may change from year-to-year.  This compensation is considered ‘at risk’ and is not necessarily intended to be achieved in full in any given year.  The amount of compensation awarded under our performance-based annual cash incentive program will be dependent upon our Compensation Committee’s assessment of individual performance and overall company performance during each year.

During the course of its annual evaluation of our executive compensation program, the Compensation Committee did not make any changes to the target bonus opportunity for any of our named executive officers in the first quarter of 2018; however, Ms. Phillips’ target bonus opportunity for 2018 will be based on her increased 2018 base salary.

Grants of Long-Term Equity Incentive Awards

On April 9, 2018, following discussions among our Compensation Committee and members of our Board, with input from FW Cook, our Chief People Officer and other members of our management team, we granted the following equity awards to our named executive officers to acquire shares of our Class A common stock:

Name	Title	Type of Award	Number of Shares Subject to Award	Exercise Price of Stock Option Awards	Vesting Schedule(1)	Grant Date Fair Value of ZSU and Option Awards(2)
Frank Gibeau	Chief Executive Officer	Stock Option	2,492,367	$3.48	Time-based; 4-years, quarterly, 1 year cliff	$4,000,000
Frank Gibeau	Chief Executive Officer	ZSU	1,094,191	N/A	Time-based; 4-years, quarterly, 1 year cliff	$3,807,785
Gerard Griffin	Chief Financial Officer	Stock Option	1,090,410	$3.48	Time-based; 4-years, quarterly, 1 year cliff	$1,749,999
Gerard Griffin	Chief Financial Officer	ZSU	478,708	N/A	Time-based; 4-years, quarterly, 1 year cliff	$1,665,904
Matthew S. Bromberg	Chief Operating Officer	Stock Option	1,090,410	$3.48	Time-based; 4-years, quarterly, 1 year cliff	$1,749,999
Matthew S. Bromberg	Chief Operating Officer	ZSU	478,708	N/A	Time-based; 4-years, quarterly, 1 year cliff	$1,665,904
Bernard Kim	President, Publishing	Stock Option	1,090,410	$3.48	Time-based; 4-years, quarterly, 1 year cliff	$1,749,999
Bernard Kim	President, Publishing	ZSU	478,708	N/A	Time-based; 4-years, quarterly, 1 year cliff	$1,665,904
Phuong Y. Phillips	Chief Legal Officer & Secretary	Stock Option	233,659	$3.48	Time-based; 4-years, quarterly, 1 year cliff	$374,999
Phuong Y. Phillips	Chief Legal Officer & Secretary	ZSU	102,580	N/A	Time-based; 4-years, quarterly, 1 year cliff	$356,978
(1)

Represents time-based stock options/ZSUs that vest as follows:  25% of the stock options/ZSUs vest on April 15, 2019, with an additional 6.25% of the stock options/ZSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(2)

This column reflects the grant date fair value of the granted awards, estimated in accordance with FASB ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of the granted awards, see Notes to Consolidated Financial Statements at Note 10, “Stockholders Equity” in our 2017 Annual Report. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon vesting or sale of any shares.

These long-term equity incentive awards are intended to recognize the high levels of operational performance demonstrated by our named executive officers during 2017, both individually and collectively, while providing appropriate incentives to motivate our executive team to achieve critical business objectives tied to our long-term strategy, and which are aligned with the long-term interests of our stockholders.

In structuring these equity awards, including the amounts, mix of stock options and ZSUs and vesting conditions, we have sought to appropriately balance our goals of providing for retention and incentives to continue to achieve high levels of performance. We strove to ensure that our compensation arrangements remain competitive and aligned with creating stockholder value in light of the intense competition for capable and experienced executive officers and Zynga’s reliance on them for maintaining the momentum of the business transformation. These equity awards reflect the view of our Compensation Committee that stock options are inherently performance-based, requiring growth to be valuable and guaranteeing nothing, and are an effective tool for driving long-term value creation for the benefit of all stockholders.  In particular, we elected to preserve the flexibility of our Board to adapt to changing business conditions as we progress through our turnaround by implementing an annual grant program. Our Compensation Committee will continue to undertake an annual evaluation of the performance of each executive officer and the competitiveness of our compensation arrangements; and future equity awards may be tailored to achieve specific operating goals in furtherance of our evolving strategy and reflect a future balance of retention and incentive goals.

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED AT THE ANNUAL MEETING OR THE ADJOURNED ANNUAL MEETING, AS APPLICABLE.

Information on how to vote, or to change your vote, is provided in the 2018 Proxy Statement.  Except as described in this Supplement, the information disclosed in the 2018 Proxy Statement continues to apply and should be considered when voting your shares. To the extent that information in this Supplement differs from information disclosed in the 2018 Proxy Statement, the information in this Supplement applies.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Supplement contains forward looking statements related to our compensation program and goals, and our business plans and objectives, including related assumptions that underlie these statements. Forward-looking statements often include words such as “outlook,” “projected,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking. We have based these forward-looking statements on our current expectations relating to results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. The matters covered by such forward-looking statements involve inherent risks, uncertainties and assumptions, including those described in “Part I. Item 1A. Risk Factors” of our Annual Report on Form 10‑K. Moreover, we operate in a very competitive and rapidly changing environment and industry. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, levels of activity, performance, events and circumstances may differ materially from those contemplated by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we undertake no obligation to update any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations.